Exhibit 10.24

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 1, 2023 (the “Effective Date”) by and between Rallybio, LLC, a Delaware limited liability company (the “Company”), and Jonathan Lieber (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as the Chief Financial Officer and Treasurer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
POSITION AND DUTIES.
(a)
GENERAL. During the Employment Term (as defined below), the Executive shall serve as the Chief Financial Officer and Treasurer of the Company and the Parent. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties, authorities and responsibilities as may reasonably be assigned by the Rallybio Corporation (“Parent”) board of directors (the “Board”) to the Executive from time to time that are not inconsistent with the Executive’s position with the Company and do not unreasonably interfere with his duties to the Company.
(b)
OTHER ACTIVITIES. During the Employment Term, the Executive shall devote all of the Executive’s business time and energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors (and board committees) of non-profit organizations (provided, that the Executive provides the Board with advanced written notice prior to accepting or serving in any such position), (ii) serving on the boards of directors (and board committees) of for-profit organizations (provided, that the Executive receives prior written approval from the Board, which shall not be unreasonably withheld, delayed or conditioned), (iii) participating in charitable, civic, educational, professional, community or industry affairs, (iv) spending a de minimis amount of time on activities that provide de minimis compensation to the Executive, and (v) spending a de minimis amount of time managing the Executive’s passive personal investments; provided, such activities do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict or otherwise violate Section 11 of this Agreement; provided further, each of the Executive’s activities listed on Schedule A attached hereto is permitted under this Agreement so long as such activities listed on Schedule A do not materially interfere or conflict with the Executive’s duties hereunder.

2.
EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of one (1) year (the “Initial Term”) commencing as of the Effective Date. On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one (l)-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to the provisions of Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
3.
BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of, initially, $460,000. The base salary shall be paid in cash in accordance with the regular payroll practices of the Company with respect to salaried employees, but in no event less frequently than semi-monthly. The Executive’s base salary shall be subject to review by the Board or the Compensation Committee of the Board (the “Compensation Committee”), and may be increased from time to time by the Board or the Compensation Committee in its respective sole discretion. The base salary as determined herein and increased from time to time shall constitute the “Base Salary” for purposes of this Agreement, and any section herein providing for payment of the Base Salary to the Executive shall mean payment of the Base Salary rate in effect at the time of payment.
4.
ANNUAL BONUS. With respect to each fiscal year during the Employment Term, the Executive shall be eligible to receive an annual cash incentive payment (the “Annual Bonus”). The target amount of the Annual Bonus shall be (forty percent) 40 % of the Base Salary; provided, in any event, the actual Annual Bonus to be paid in respect of any fiscal year, if any, which may be more or less than the target bonus amount, will be based on the attainment of individual and/or Company performance goals for such year established by the Board or the Compensation Committee as determined by the Board or the Compensation Committee in its respective sole discretion. Any Annual Bonus awarded hereunder shall be paid in the calendar year following the calendar year to which such bonus relates at the same time annual bonuses are paid to other senior executives of the Company, except as otherwise provided in Section 7 hereof, but not later than March 15th of such following calendar year.
5.
EMPLOYEE BENEFITS.
(a)
BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt or maintains or contributes to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)
BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as required by the Company’s expense reimbursement policies, that the Company may modify from time to time, the Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder or otherwise incurred at the direction of the Company, including, without limitation, reasonable travel and business expenses incurred when visiting the Company’s headquarters in accordance with the Company’s expense policies, as updated from time to time.
(c)
VACATION. The Executive shall be entitled to take vacation in accordance with the Company’s policy then in effect.
6.
TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)
DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder, with or without reasonable accommodation due to a physical or mental injury, infirmity, limitation or incapacity which has lasted or can reasonably be expected to last for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion. The Executive (or the Executive’s representative) shall cooperate in all respects with the Company if a good faith question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).
(b)
DEATH. Automatically upon the date of death of the Executive.
(c)
BY THE COMPANY FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) the Executive having been indicted for, or having pleaded guilty or nolo contendere to, (A) a felony or (B) a crime involving dishonesty or moral turpitude; (ii) the Executive’s commission of any act of fraud, or embezzlement, theft, or material dishonesty or intentional misappropriation of the property of the Company, Parent or any of their respective direct or indirect subsidiaries (collectively, the “Company Group”) or any of their respective affiliates or of any customer or supplier of the Company Group; (iii) the Executive’s repeated use of illegal drugs or repeated abuse of alcohol that materially impairs the Executive’s ability to perform the Executive’s duties contemplated hereunder; (iv) the Executive’s material breach of this Agreement or any other agreement with the Company Group, or a material violation of any of the Company Group’s written policies or procedures; or (v) any other willful misconduct or gross negligence in the performance of the Executive’s duties to the Company Group that has caused material injury (including by way of reputational harm or other damages) to any member of the Company Group. Notwithstanding the foregoing, the Company shall not terminate Executive’s employment for Cause pursuant to Section 6(c)(iii) or (iv) unless the Company has first given Executive written notice of the acts or omissions constituting Cause thereunder, and, if such acts or omissions are susceptible to cure, the Executive has failed to cure such acts or omissions to the Company’s reasonable satisfaction within thirty (30) days after receipt of such notice.

(d)
BY THE COMPANY WITHOUT CAUSE. Upon thirty (30) days’ prior written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability); provided, that the Board may, in its sole discretion, elect to provide Base Salary to the Executive in lieu of such notice (in whole or in part).
(e)
BY THE EXECUTIVE FOR ANY REASON. Upon sixty (60) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (and in accordance with the procedures set forth below with respect to termination for Good Reason); provided, that the Board may, in its sole discretion, elect to accelerate the date of termination without the payment of additional compensation. “Good Reason” means: (i) a failure by the Company to pay the Executive his Base Salary when due, (ii) any involuntary material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), (iii) any change to the Executive’s title to which the Executive did not consent in writing, or (iv) the Executive being required to relocate to a principal place of employment more than fifty (50) miles from the Executive’s principal place of employment with the Company Group at such time; which, in each case, is not cured by the Company Group within thirty (30) days of the Company’s receipt of written notice thereof from the Executive specifying the particulars of the conduct constituting Good Reason; provided, that the Executive gives such notice to the Company within ninety (90) days of the Executive having knowledge of the occurrence of such event and, if such event is not cured by the Company, the Executive terminates his employment within thirty (30) days after the end of the Company’s cure period; otherwise, Good Reason shall be deemed waived with respect to such event.
(f)
EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof.
7.
CONSEQUENCES OF TERMINATION.
(a)
DEATH OR DISABILITY. In the event that the Executive’s employment and the Employment Term end on account of the Executive’s death or a termination by the Company due to the Executive’s Disability, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:
(i)
any earned and unpaid Base Salary through the date of termination;
(ii)
reimbursement for any unreimbursed business expenses incurred through the date of termination;
(iii)
all other accrued and vested payments, benefits or fringe benefits to which the Executive is entitled in accordance with the terms and conditions of the applicable compensation, or benefit plan, program or arrangement of the Company (collectively, Sections 7(a)(i) through 7(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”);
(iv)
any earned but unpaid Annual Bonus with respect to a calendar year ending on or preceding the date of termination, payable as provided in Section 4 hereof (without regard to any continued employment requirement); and

(v)
subject to the Executive’s continued compliance with the obligations in this Agreement (in the event of a termination by the Company due to the Executive’s Disability), a monthly amount equal to the Base Salary rate (as in effect immediately prior to the date of Executive’s termination), which amount shall be paid in cash to the Executive or his estate, as applicable, in equal installments commensurate with the Company’s regularly scheduled payroll in accordance with the payment procedures set forth in Section 3 for six (6) months, commencing on the first regularly scheduled payroll date following the date the general release of claims in Section 8 is effective and irrevocable (only with respect to a termination by the Company due to the Executive’s Disability); provided, however, that if the sixty (60)-day period in which the release of claims must be effective and irrevocable begins in one tax year and ends in a later tax year, the payments will commence on the first payroll date following the effective date of the release of claims that begins in the later tax year.
(b)
TERMINATION FOR CAUSE, BY THE EXECUTIVE WITHOUT GOOD REASON OR AS A RESULT OF THE EXECUTIVE’S NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment is terminated (i) by the Company for Cause, (ii) by the Executive for any reason (other than for Good Reason), or (iii) as a result of the Executive’s non-extension of the Employment Term as provided in Section 2 hereof, then the Company shall pay to the Executive only the Accrued Benefits.
(c)
TERMINATION BY THE COMPANY WITHOUT CAUSE, BY THE EXECUTIVE FOR GOOD REASON OR AS A RESULT OF THE COMPANY’S NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause (and not on account of the Executive’s Disability or death), (y) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof or (z) by the Executive for Good Reason, in any event other than within the twelve (12)-month period immediately following a Change in Control, then the Company shall pay or provide the Executive with the following:
(i)
the Accrued Benefits;
(ii)
any earned but unpaid Annual Bonus with respect to a calendar year ending on or preceding the date of termination, payable as provided in Section 4 hereof (without regard to any continued employment requirement); and
(iii)
subject to the Executive’s continued compliance with the obligations in this Agreement, (1) an amount equal to the Executive’s Base Salary (as in effect immediately prior to the date of Executive’s termination), which amount shall be paid in cash to the Executive in equal installments commensurate with the Company’s regularly scheduled payroll in accordance with the payment procedures set forth in Section 3 for twelve (12) months following the date the Executive’s employment terminates, and (2) provided that the Executive timely elects to continue his coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the Executive and any eligible dependents immediately prior to the date of termination until the earlier of (x) the date that is twelve (12) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer, in each case commencing on the first regularly scheduled payroll date following the date the general release of claims in Section 8 is effective and irrevocable; provided, however, that if the sixty (60)-day period in which the release of claims must be effective and irrevocable begins in one tax year and ends in a later tax year, the payments will commence on the first payroll date following the effective date of the release of claims that begins in the later tax year.

Payments and benefits provided in this Section 7(c) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or applicable law (including the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation).

(d)
change in control.
(i)
If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause (and not on account of the Executive’s Disability or death), (y) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof or (z) by the Executive for Good Reason, in any event within the twelve (12)-month period immediately following a Change in Control, then in lieu of the payments and benefits described in Section 7(c), the Company shall pay or provide the Executive with the following:
(1)
the Accrued Benefits;
(2)
any earned but unpaid Annual Bonus with respect to a calendar year ending on or preceding the date of termination, payable as provided in Section 4 hereof (without regard to any continued employment requirement); and
(3)
subject to the Executive’s continued compliance with the obligations in this Agreement, (1) an amount equal to one and one half (1.5) times the sum of the Executive’s Base Salary and the Executive’s target Annual Bonus (in each case, as in effect immediately prior to the date of Executive’s termination), which amount shall be paid in cash to the Executive in equal installments commensurate with the Company’s regularly scheduled payroll in accordance with the payment procedures set forth in Section 3 for a period equal to eighteen (18) months following the date the Executive’s employment terminates, (2) provided that the Executive timely elects to continue his coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the Executive and any eligible dependents immediately prior to the date of termination until the earlier of (x) the date that is eighteen (18) months following the date that the Executive’s employment terminates, (y) the date that the

Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer, in each case commencing on the first regularly scheduled payroll date following the date the general release of claims in Section 8 is effective and irrevocable; provided, however, that if the sixty (60)-day period in which the release of claims must be effective and irrevocable begins in one tax year and ends in a later tax year, the payments will commence on the first payroll date following the effective date of the release of claims that begins in the later tax year.
(4)
Any outstanding and unvested equity awards, the vesting of which is based only on the passage of time, held by the Executive as of the date of termination shall vest in full immediately prior to such termination of employment.
(ii)
As used herein, “Change in Control” shall mean the consummation of (i) the sale of all or substantially all of the assets of Parent on a consolidated basis to an unrelated individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) (a “Person”); (ii) a merger, reorganization or consolidation pursuant to which the holders of Parent’s outstanding voting securities immediately prior to such transaction do not own more than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity (or its ultimate parent, if applicable); (iii) the acquisition of more than fifty percent (50%) of the outstanding voting securities of Parent in a single transaction or a series of related transactions by any Person; or (iv) the complete dissolution or liquidation of Parent; provided, however, that any subsequent public offering or another capital raising event by Parent, a merger effected solely to change Parent’s domicile or any acquisition by Parent or any employee benefit plan (or related trust) sponsored or maintained by Parent or any of its subsidiaries or affiliates shall not constitute a “Change in Control”.

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or applicable law (including the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation).

(e)
OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, and as a condition to receipt of any funds pursuant to Section 7, the Executive shall promptly resign from any position as an officer or director of any Company Group-related entity and will promptly cooperate in the execution of the appropriate documents to effect the resignation.
(f)
EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement. For the avoidance of doubt, Executive’s rights to indemnification and advancement of fees survive in accordance with the Indemnification Agreement between the Executive and Parent, as may be amended from time to time in accordance with its terms.
8.
RELEASE; MITIGATION; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement in connection with the Executive’s termination of employment beyond the Accrued Benefits shall only be payable if the Executive (or his legal representative in the case of a termination due to the Executive’s Disability) delivers to the Company and does not revoke a general release of claims in favor of the Company Group, including with respect to any claims the Executive may have related to the Executive’s employment with the Company Group or the termination of such employment, in a form reasonably satisfactory to the Board. The Company agrees that such release will include a mutually agreeable provision that requires the Company to provide instructions to the Parent’s directors and officers not to disparage Executive. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be offset by any amount received by the Executive from any other source. Subject to the provisions of this Agreement and the limitations of applicable wage laws, the Company’s obligations to pay the Executive amounts hereunder is subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates (including any member of the Company Group).
9.
Section 280G. If any payment or benefit that the Executive may receive, whether or not payable or provided under this Agreement (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 9 will be made by an independent accounting, consulting or valuation firm, or independent tax counsel appointed by the Company prior to the Change of Control (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax

Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
10.
Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, to the extent required to avoid adverse tax consequences under Section 409A of the Code, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and, for purposes of this Agreement, the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company or any of its affiliates have any liability to the Executive or any other person relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.
11.
RESTRICTIVE COVENANTS.
(a)
NONCOMPETITION. The Executive acknowledges that (i) the Executive will continue to perform valuable services for the Company, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group, (ii) the Executive has had and will have access to certain confidential information which, if improperly disclosed in violation of the Agreement, would unfairly and inappropriately assist in competition against the Company Group, and (iii) the Executive has generated and will generate goodwill for the Company Group in the course of the Executive’s employment. Accordingly, during the Executive’s employment or service with the Company Group and for a period thereafter equal to twelve (12) months, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the Business (as defined below), in any locale of any country in which the Company Group conducts the Business. For purposes hereof, the term “Business” shall mean the business of developing biological medicines for treating patients with devastating diseases, or any business in which the Company Group is engaged in upon the termination of Executive’s employment or in which the Company Group has actively and in writing planned, on or prior to such date, to be engaged in on or after such date. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, so long as the Executive has no active participation in the business of such corporation.
(b)
NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment or service with the Company Group and for a period thereafter equal to twelve (12) months, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company Group with whom the Executive had direct dealings while employed by the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) knowingly interfere, or knowingly aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 11(b) while so employed or retained and for a period of nine (9) months thereafter. Notwithstanding the foregoing, the provisions of this Section 11(b) shall not be violated by general advertising or solicitation not specifically targeted at Company Group-related persons or entities.
(c)
NONDISPARAGEMENT. Both during the Employment Term and at all times thereafter, regardless of the reason for termination, the Executive agrees not to make comments materially injurious to the reputation of the Company Group or otherwise disparage the Company Group or any of their officers, directors, employees, shareholders (in their capacity as such), members, agents or products. Any disclosure by the Executive in good faith in connection with any legal proceedings between the Executive and the Company Group, in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be deemed to violate this Section 11(c).
(d)
RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company Group’s request), the Executive shall return to the Company all property belonging to the Company Group or its affiliates including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or any property belonging to the Company Group and any Documents. The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company Group or any of its affiliates.

(e)
REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company Group assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and their confidential information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The non-prevailing party will reimburse the prevailing party for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 11. It is also agreed that each member of the Company Group will have the right to enforce all of the Executive’s obligations to that member under this Agreement, including without limitation pursuant to this Section 11.
(f)
REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(g)
TOLLING. In the event of any violation of the provisions of this Section 11, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation; provided, that tolling period shall not exceed sixty (60) days after the Company Group has knowledge of such violation.
(h)
SURVIVAL OF PROVISIONS. The obligations contained in Sections 11 through 13 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.
12.
COOPERATION. In connection with any termination of the Executive’s employment with the Company, the Executive agrees to assist the Company Group, as reasonably requested by the Company Group, in its succession planning efforts to facilitate a smooth transition of the Executive’s job responsibilities to the Executive’s successor. In addition, upon the receipt of reasonable notice from the Company Group (including outside counsel), the Executive agrees that while employed by, or providing services to, the Company Group and thereafter, the Executive will respond and provide truthful information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company Group, and will reasonably cooperate with the Company Group and their respective representatives in defense of all claims that may be made against the Company Group, and will cooperate with the Company Group in the prosecution of all claims that may be made by the Company Group, to the extent that such claims may relate to the period of the Executive’s employment or service with the Company Group and the Company reasonably believes that the Executive has pertinent knowledge or information related to such claims. The Executive agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive becomes aware of any lawsuit involving such third party claims that may be filed or threatened against the Company

Group. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 12.
13.
EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages and without posting any bond or other security. In the event of a violation by the Executive of Section 11 or Section 12 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.
14.
NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or to any of its subsidiaries or affiliates; provided that the Company shall require such assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets or assignee of this Agreement, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. Each member of the Company Group is an intended third party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement as if a direct party to this Agreement.
15.
NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or by electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number or email address)

shown in the books and records of the Company.

If to the Company:

Rallybio, LLC

234 Church Street

Suite 1020

New Haven, CT 06510

Attention: Michael Greco

Email: mgreco@rallybio.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company Group, the terms of this Agreement shall govern and control.
17.
SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
18.
COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
19.
GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the choice of law provisions thereof. Each of the parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives, to the fullest extent permitted by law, any and all objections such party may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, and agrees that all claims in respect of any such

Proceeding shall be heard and determined in such Connecticut State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY OR SERVICE WITH THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 15 hereof, (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Connecticut and (f) expressly waives any and all rights to bring any suit, action or other proceeding arising out of or in connection with this Agreement in or before any court or tribunal other than the courts of the State of Connecticut or the United States District Court for the District of Connecticut and any courts to which an appeal may be taken from such courts, and covenants that such party shall not seek in any manner to resolve any dispute other than as set forth herein or to challenge or set aside any decision, award or judgment obtained in accordance with the provisions hereof. Except as may be explicitly set forth in this Agreement, the parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.
20.
MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board or the Compensation Committee, and in any case must be approved by the Board or the Compensation Committee. In addition, notwithstanding anything to the contrary in this Agreement, the Company may not terminate this Agreement (including by notice of non-renewal) or the Executive’s employment without Board or Compensation Committee approval. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (if any) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Any references in this Agreement to “$” shall mean U.S. dollars.
21.
REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.
22.
TAX MATTERS. The Company Group may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
23.
OTHER. Nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RALLYBIO, LLC
By:	/s/ Martin Mackay
Name:	Martin W. Mackay, Ph.D.
Title:	Chief Executive Officer
/s/ Jonathan Lieber
Jonathan Lieber

Schedule A

Salarius Pharmaceuticals (Nasdaq: SLRX) – service as a member of the Board of Directors and its committees

[Schedule A to Employment Agreement]